EXHIBIT 23.1

Consent of Independent Auditors

HVAC Division (a business of ABB Ltd):

We consent to the incorporation by reference in the registration statement (No. 333-181691) on Form S-8 of Nortek, Inc. of our report dated July 8, 2014 with respect to the combined statements of financial position of the HVAC Division (a business of ABB Ltd) as of December 31, 2013 and 2012 (Successor), and the related combined statements of operations, comprehensive income, changes in parent company equity, and cash flows for the year ended December 31, 2013 and the period from May 16, 2012 through December 31, 2012 (Successor), and for the period from January 1, 2012 through May 15, 2012 and the year ended December 31, 2011 (Predecessor), which report appears in the Form 8-K/A of Nortek, Inc. dated July 10, 2014.

/s/ KPMG LLP

Memphis, Tennessee

July 10, 2014